Exhibit 99.1

Ramaco Resources, Inc. Issues Statement

regarding Stock Activity

LEXINGTON, KY, September 4, 2026/PRNewswire/-- Ramaco Resources, Inc. (NASDAQ: METC, METCB) (“Ramaco” or the “Company”) today issued the following statement regarding the negative activity of its Class A common stock on September 3rd, 2026:

On September 2nd, the Company was informed by Yorktown Energy Partners, one of its larger institutional shareholders, that it would distribute approximately one million shares of Ramaco Class A common stock to its limited partners. We believe this distribution contributed to the negative trading activity in Ramaco stock on September 3rd.

About Ramaco Resources

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and exploring a coal, rare earth and other critical minerals project in Wyoming. The Company's executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the "Brook Mine"). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455 or info@ramacometc.com.